Ex. 99.28(p)(42)

Code of Ethics Policy

Last updated: 16 Oct 2020 | Contact: Code of Ethics

Background

The Code of Ethics ("Code") has been approved and adopted by the board of directors of The Vanguard Group, Inc. ("Vanguard"), the boards of trustees of each of the Vanguard Funds, and the boards of directors of each of Vanguard's Affiliates, as applicable. Unless stated otherwise, the Code applies to all Crew Members and Contingent Workers. The Code also contains provisions applicable to Independent Directors and Trustees.

Standards of Conduct

Vanguard consistently seeks to earn and maintain the trust and loyalty of our clients by adhering to the highest standards of ethical behavior and fiduciary responsibility. You must adhere at all times to the spirit, and not just the letter, of the Code. Any transaction or activity that violates any of the standards of conduct described below is prohibited, regardless of whether it meets technical rules found elsewhere in the Code. Accordingly, you must conduct yourself in accordance with applicable law and regulations, and the following standards of conduct:

●	Always put Vanguard clients' interests first. You must at all times place the interests of Vanguard clients first. In particular, you must avoid serving your own personal interests ahead of the interests of Vanguard clients.
●	Avoid conflicts of interest. Your actions, decisions, and interests cannot compete or conflict with Vanguard's interests or the interests of Vanguard clients. You must ensure that you do not have a conflict with your duties for Vanguard and that you do not use Vanguard's name, property, facilities, confidential information, relationships, or other assets for personal benefit or for outside work or other endeavors. Vanguard Affiliates or your specific department may have additional policies regarding conflicts of interest that you must also follow.
●	Be candid and clear with clients and provide them with accurate information. To serve our clients well and continue to earn their trust, you must always be truthful and candid with them. Doing so is both legally required and the proper, ethical thing to do. When providing information or disclosure to clients or the public, you must follow Vanguard policy and procedure, and the information must be full, fair, timely, and accurate and not potentially misleading. If you have any questions on this topic, seek advice from your manager, the Compliance Department, or the OGC.
●	Comply with applicable laws, rules, regulations, and policies. Financial services is a complex and highly regulated business and, as a result, Vanguard and its business lines are subject to various laws, rules, and regulations, including securities, banking, tax, and other federal, state, local, and international laws. We serve our clients best when we understand and comply with the rules. Therefore, you are responsible for reviewing this Policy and the other policies that apply to us and our business lines, and you are also responsible for knowing—and complying with—the laws, rules, and regulations that apply to your role and the area or department in which you work. Vanguard offers formal and informal procedures, training, and other resources to help you understand the applicable laws, rules, regulations and policies, and you are expected to familiarize yourself with them and complete any required training. When in doubt about applicable laws, rules, regulations, or policies, seek advice from your manager, the Compliance Department, or the OGC.

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•	Protect against fraud. As set forth more fully in Vanguard's Global Internal and Occupational Fraud Policy and Vanguard's Global External Fraud Policy, we are committed to protecting Vanguard and our clients against fraud, misappropriation, and similar threats, whether internal or external. You must be vigilant in helping to prevent, detect, and manage fraud risk of all types. To familiarize yourself with examples of fraud schemes, both internal and external, refer to the Global Fraud Prevention page. If you discover or suspect fraudulent activity, immediately contact the Global Fraud Prevention Team.
•	Speak up. Vanguard encourages an environment of open and honest communication, and we have many ways for you to raise concerns about any issue, including business practices or ethical matters, even if you aren't sure whether the issue is problematic. We encourage you to help protect our clients, crew, and Vanguard by reporting potential concerns related to this Code of Ethics, financial or business integrity, information security and privacy, workplace practices, and alleged violations of policy or regulation. Vanguard has contracted with a third party to offer the Anonymous Reporting Hotline, a toll-free, 24-hour telephone number and secure website to anonymously report any such concerns without fear of retaliation. As always, you can also voice concerns to your manager or to Crew Relations.

Conflicts of Interest

A conflict of interest is defined as any situation where financial or other personal factors can compromise independence, objectivity, or professional judgment. A conflict of interest exists when these factors compete, or give the appearance of competing, with your duty to serve the interests of Vanguard and Vanguard Clients.

When can conflicts of interest arise?

Even the perception of a conflict could negatively affect Vanguard and harm our reputation. It's important to understand the following conflict situations:

●	Actual conflict of interest. A situation where your personal interests directly conflict with your duties, responsibilities, or the terms of your assignment at Vanguard.
●	Perceived conflict of interest. A situation where it appears that your personal interests inappropriately influence the performance of your duties, responsibilities, or the terms of your assignment at Vanguard – whether founded or not.
●	Potential conflict of interest. A situation that could arise in the future where your personal interests would affect your duties, responsibilities, or the terms of your assignment at Vanguard.

Depending on your role or the terms of your assignment at Vanguard, the potential for conflict may also arise where an Immediate Family Member is employed by, or associated with, a company with which Vanguard has or is looking to establish a relationship.

Example: Your spouse is employed as a trader at a brokerage firm that executes Vanguard Fund trades—if you are a phone associate, a conflict may not exist; however, if you hold a position in the Investment Management Group or Fund Financial Services, a potential conflict may exist.

What types of conflicts of interest must I avoid?

You need to avoid situations where a conflict of interest could arise, including:

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●	Any business interest that competes, directly or indirectly, with the interests of Vanguard or Vanguard Clients while working on Vanguard matters.
●	Any situation where you would benefit, directly or indirectly, from Vanguard's dealings with others.

Which conflicts of interest do I need to disclose?

You are required to disclose the following information:

●	Any situation that may present the potential for a conflict of interest with Vanguard’s business or the interests of Vanguard Clients.
●	Any employment arrangements or positions (e.g., board member) of an Immediate Family Member that may present the potential for conflict with Vanguard and its activities (e.g. relationships with potential or existing vendors or financial institutions, including banks, with whom Vanguard conducts business).

When and how do I disclose conflicts of interest?

Report any conflicts – whether actual, perceived, or potential – to Compliance as soon as they arise. Contact Compliance if you encounter a conflict that is not explicitly addressed by our policies or is potentially significant to a business area or across divisions.

Certain Vanguard Affiliates or departments may have additional policies regarding conflicts of interest. Crew Members and Contingent Workers in those departments must also follow those policies. If in doubt about whether you are subject to additional departmental or Vanguard Affiliate policies, please check with your Vanguard manager or Compliance.

Contingent Workers must also consult with their employer if an actual, perceived, or potential conflict arises.

To disclose conflicts of interest, complete a Conflicts of Interest Disclosure Form via MCO.

Outside Business Activities

You are permitted to engage in certain outside business activities (permanent, part-time, or one-time assignment) during your personal time. However, those activities must not adversely affect Vanguard or present a conflict of interest. Your job at Vanguard must come first over other business opportunities, nonprofit activities, or a second job. Be mindful of conflicts, obtain any necessary approvals, and be aware that you may be required to discontinue an activity if a conflict exists.

While Contingent Workers are exempt from the requirements of this section, those Contingent Workers who hold a FINRA license are required to comply with the FINRA Licensing Policy on CrewNet.

In addition to the requirements and restrictions in this section, the following supplemental policies may apply to Crew Members:

●	Senior Executive Covered Activity Policy (officers and Crew Members in roles designated as M6/P6/S6 or higher).

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●	Managing Director Outside Business Activity Policy.

If there is a conflict between a requirement in the Code and a more restrictive requirement in one of these supplemental policies, the more restrictive requirement outlined in the Senior Executive Covered Activity Policy or the Managing Director Outside Business Activity Policy will govern.

If you are FINRA licensed, you are also required to comply with the FINRA Licensing Policy on CrewNet.

Outside Business Activity requirements

Am I prohibited from engaging in any outside business activities?

Yes. The following activities are generally prohibited:

●	Holding a second job with any company or organization whose activities could create a conflict of interest with your employment at Vanguard. This includes, but is not limited to, selling Securities, term insurance, or fixed or variable annuities; providing investment advice or financial planning or registering as an independent investment advisor; or engaging in any business activity similar to your job at Vanguard.
●	Working, including serving as a director, officer, or in an advisory capacity, for any business or enterprise that competes with Vanguard.
●	Working for any organization that could benefit from your knowledge of confidential Vanguard information, such as new Vanguard products, services, or technology.
●	Serving on the board of a publicly traded company (or on the board of a company reasonably expected to become a public company).
●	Using Vanguard time, equipment, services, or property or enlisting Crew Members for the benefit of the outside business activity.
●	Allowing your activities, or the time you spend on them, to interfere with the performance of your job.
●	Accepting a business opportunity from someone who does, or seeks to do, business with Vanguard if the person made the offer because of your position at Vanguard.
●	Selling interests, soliciting investors, or referring participants to a Private Securities Transaction.
●	Certain elected or appointed political positions.

Am I required to obtain preclearance for any outside business activities?

Yes. You are required to obtain prior written approval for the following outside business activities:

●	Compensated positions held outside of Vanguard, including positions with a nonprofit or charitable organization.
●	All entrepreneurial activities, including home and family businesses and independent consulting.
●	Volunteer positions that involve reviewing, recommending, or approving Securities for an organization. This includes, but is not limited to, serving on the finance or investment committee of a nonprofit organization, or serving as treasurer for a homeowners association or on a school board.

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●	Any activity where your role is similar or closely related to your responsibilities at Vanguard.
●	Any government position, whether paid or unpaid, elected or appointed (e.g., an elected official or member, director, officer, or employee of a government agency, authority, advisory board or other board, such as a public school or library board).
●	Any official position with any federal, state, or local government authority, or service as a board member or in any representative capacity for any civic, public interest, or regional business interest organization. Example: You are the executive director of a local chamber of commerce or on the board of a wildlife protection organization.
●	Any board position, whether compensated or non-compensated, including advisory positions. This includes, but is not limited to, positions on boards of nonprofit organizations, charitable foundations, universities, hospitals, and civic, religious, or fraternal organizations.
●	Any position on a panel or committee of an index provider.
●	Acting as a real estate agent or conducting any mortgage related activities.
●	Any teaching positions where the subject matter relates to Vanguard business that is not in the course of your duties for Vanguard.
●	Crypto Mining for Digital Currencies, Digital Utility Tokens, or Digital Security Tokens.
●	Engaging in an equity or a debt-based Crowdfunding project or venture.

What outside business activities do not require preclearance?

You are not required to obtain written approval for the following activities:

●	Compensated positions in a retail business or department stores or in the food service industry.
●	Ownership of a second home, rental property, or investment property, provided that the property does not do business with Vanguard.
●	Selling items on online auction sites, so long as it is not operated as a business.
●	Unpaid positions with holding companies, trusts, or non-operating entities that hold your or your family's real estate or other Investments, provided the Securities would not otherwise require approval if held directly.

When and how do I preclear an outside business activity?

Other than those outside business activities described above, you are required to obtain approval for outside business activities:

●	If you are already participating in an activity upon joining Vanguard.
●	Before accepting any new activity.
●	If there are any changes to a previously reported activity.

In certain situations, you may receive a follow-up from Compliance requiring you to obtain approval from a Vanguard Officer or Managing Director.

Note: Vanguard Officers may not accept or participate in any outside business activities unless they have received written approval from a Vanguard Managing Director or the Chief Executive Officer in addition to receiving written approval from Compliance.

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To seek preclearance for an outside activity, you must complete the Outside Business Activities Form via MCO.

To report a change or discontinuation of an outside activity, you must complete via MCO.

Gift and Entertainment Policy

You are subject to Vanguard's Gift and Entertainment Policy which is considered an integral part of the Code. There are restrictions on the extent to which gifts or entertainment may be received from or provided to any third party.

Global Anti-Bribery and Anti-Corruption Policy

You are subject to Vanguard's Global Anti-Bribery and Anti-Corruption Policy, which prohibits bribery and corruption in all forms. You must not offer, give, or receive anything of value for the purpose of improperly obtaining business, retaining business or securing an improper advantage for Vanguard.

Antitrust and Competition Policy

You are subject to Vanguard's Antitrust and Competition Policy, which prohibits you from engaging in activity that could have an anticompetitive effect on the price of goods, services and/or securities or other trading conditions in the global marketplace in which we operate.

Duty of Confidentiality

You must keep confidential any nonpublic information you may have obtained while working at Vanguard or while on assignment at Vanguard. This information includes, but is not limited to information about:

●	The Vanguard Funds (e.g., recent or impending Securities transactions, activities of the funds' advisors, offerings of new funds, changes to fund minimums or other provisions in the prospectus, or closings of funds).
●	Current or prospective Vanguard Clients (e.g., their personal information, Investments, or account transactions).
●	Other Crew Members, Contingent Workers, or Independent Directors and Trustees (e.g., their pay, benefits, position level, and performance ratings).
●	Vanguard business activities (e.g., new services, products, technology, or business initiatives).

You must not disclose confidential information to any other person unless it is necessary for the performance of your duties for Vanguard, there is a business purpose for doing so, and such disclosure is authorized by Vanguard.

Contingent Workers may also be subject to a non-disclosure agreement and/or a service or supply agreement with specific confidentiality provisions. In addition to the requirements of the Code, you must act at all times in accordance with the specific confidentiality provisions in such agreements. Contact your employer for more information.

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Personal Trading Activities

You must avoid taking personal advantage of your knowledge of Securities activity in Vanguard Funds or Vanguard Client accounts. The Code includes specific restrictions on personal investing, but cannot anticipate every fact pattern or situation. You should adhere at all times to the spirit, and not just the letter, of the Code. There are additional trading prohibitions and reporting requirements if you are designated as either an Investment Person, Fund Access Person, or VAI Access Person.

Regardless of your designation, Compliance has the authority, with appropriate notice to you, to apply any or all of the trading restrictions within the Code.

General Trading Prohibitions and Reporting Requirements

What are the general trading prohibitions?

The following apply to all persons subject to the Code.

●	Engaging in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a Security by a Vanguard Fund or Vanguard Client account.
●	Intentionally, recklessly, or negligently circulating false information or rumors that may affect the securities markets or may be perceived as market manipulation.
●	Trading on knowledge of Vanguard Fund activities. Taking personal advantage of knowledge of recent, impending, or planned Securities activities of the Vanguard Funds or their investment advisors. You are prohibited from purchasing or selling—directly or indirectly—any Security or Related Security when you know that the Security is being purchased or sold, or considered for purchase or sale, by a Vanguard Fund (with the exception of an index fund). These prohibitions apply to all Securities in which you have acquired or will acquire Beneficial Ownership.
●	Vanguard Insider Trading Policies. You are subject to the Insider Trading Policy and/or any similar policy of the Vanguard Affiliate for which you work. Each of these policies are considered an integral part of the Code. Each policy prohibits you from buying or selling any Security while in possession of material, nonpublic information about the issuer of the Security. The policies prohibit you from communicating any nonpublic information about any Security or issuer of Securities to third parties.
●	Vanguard Fund Trading. When purchasing, exchanging, or redeeming shares of a Vanguard Fund, you and your Immediate Family Members must adhere to the policies and standards set forth in the fund’s prospectus, or offering document, including policies on market-timing and frequent trading.
●	Initial Coin Offerings. You are prohibited from participating in an Initial Coin Offering.

Am I required to maintain Securities in a brokerage account at Vanguard?

U.S. Crew Members: Yes. You and your Immediate Family Members are required to maintain all Reportable Securities within a Vanguard Brokerage Account. You may hold Vanguard Funds, other than Vanguard ETFs, outside of Vanguard. Employer-sponsored retirement accounts (e.g., 401(k) and 403(b)), 529 Plans, and Compliance-approved accounts are exempt from this requirement (e.g., Managed Account). Vanguard ETFs must be held within a Vanguard Brokerage Account.

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Non-U.S. Crew Members: No. You and your Immediate Family Members are not required to maintain Reportable Securities within a Vanguard Brokerage Account.

U.S. and Non-U.S. Contingent Workers: No. You and your Immediate Family Members are not required to maintain Reportable Securities within a Vanguard Brokerage Account.

What am I required to report?

The following apply all Crew Members and Contingent Workers deemed Associated Persons.

Initial Holdings Report - Within ten calendar days of joining Vanguard, you must disclose all Covered Accounts and all Reportable Securities held by you or an Immediate Family Member. This includes Brokerage Accounts held at Vanguard, as well as those held at another financial institution. This information must be current as of 45 calendar days before joining Vanguard.

You will receive an Initial Certification to complete which will include a section to disclose Covered Accounts and all Reportable Securities via MCO.

In addition, you must notify Compliance if you or an Immediate Family Member has subsequently opened, or intends to open, a Covered Account with a financial institution (e.g., broker, dealer, advisor, or any other professional money manager), has acquired holdings in Reportable Securities, or if a preexisting Covered Account (including a Vanguard Brokerage Account) becomes associated with you (such as through marriage or inheritance).

Disclose new Covered Accounts and Reportable Securities via MCO.

Refer to Trading and Reporting Requirements for Non-Access Persons for a full list of trading and reporting requirements for Non-Access Persons.

Duplicate statements and transaction confirmations - You must disclose transactions in Reportable Securities made by you and your Immediate Family Members. For any disclosed Vanguard Brokerage Accounts, Compliance will receive transaction confirmations automatically. For each approved Covered Account and any holdings of Reportable Securities held outside of Vanguard, it is your responsibility to ensure duplicate statements and transaction confirmations are delivered to Compliance. If the sponsor of your Covered Account is not able to send statements and daily transaction confirmations (electronic or paper) directly to Vanguard, you will be required to submit copies through MCO immediately after you receive them, unless you receive an exemption from this requirement from Compliance. You do not need to report an account or submit transaction confirmations or statements if the account does not have the ability to hold Securities (e.g., a traditional checking account).

Contingent Workers deemed Associated Persons are required to comply with and are subject to the Securities Account Reporting Obligations on CrewNet.

Additional Trading and Reporting Requirements for Investment Persons

The requirements of this section are in addition to the requirements of "General Trading Prohibition and Reporting Requirements" Section and apply to all transactions or holdings in which an Investment Person has, or will acquire, Beneficial Ownership of Securities. To see if you are designated as an Investment Person, reference the Investment Persons Departments list on CrewNet. Note: this designation could apply to Crew Members or Contingent Workers.

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Which Securities trades am I required to preclear?

You must obtain, for yourself and on behalf of your Immediate Family Members, preclearance for any transaction in a Covered Security and in a Vanguard ETF.

By seeking preclearance, you will be deemed to be advising Compliance that you:

●	Do not possess any material, nonpublic information relating to the security.
●	Do not use knowledge of any proposed trade or investment program relating to the Vanguard Funds for personal benefit.
●	Believe the proposed trade is available to any market participant on the same terms.

Non-U.S. Investment Persons may be subject to additional restrictions. See "Additional Trading Prohibitions for Non-U.S. Crew Members" Section below.

Refer to the Trading and Reporting Requirements for Investment Persons document for more information.

How do I obtain preclearance?

You must receive preclearance through the MCO system or from an authorized member of Compliance. Transactions in Covered Securities and Vanguard ETFs may not be executed before you receive approval.

Same day limit orders are permitted; however, good 'til cancelled orders (such as limit orders that stay open over the course of multiple trading days until a security reaches a specified market price) are not permitted.

Attempting to gain approval after the transaction has occurred is not permitted. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of the Code. See "Penalties and Sanctions" Section below for more information regarding the sanctions that may be imposed as a result of a violation.

Preclearance must be obtained via MCO. Once the required information is submitted, your preclearance request will be approved or denied immediately.

How long is my preclearance approval valid?

U.S.: Preclearance approval will expire at the end of the trading day on which it is issued (e.g., if you receive approval for a trade on Monday, it is effective until the market closes on that Monday).  Preclearance for limit orders is good for transactions on the same day that approval is granted only.  If you receive approval for a limit order, it must be executed or expire at the close of regular trading on the same business day for which approval was granted.  If you wish to execute the limit order after the close of regular trading on the day you received approval, you must submit a new preclearance request for the day you wish to execute the trade.

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Non U.S.: If you receive approval, transactions must be executed no later than the end of trading on the next business day after the preclearance is granted. If the transaction is not placed within that time, you must submit a new request for approval before placing the transaction. If you preclear a limit order, that limit order must either be executed or expire at the end of the next business day. If you want to execute the order after the next business day period expires, you must resubmit your preclearance request.

Am I required to obtain preclearance before investing in a Private Placement?

Yes. You cannot invest in securities offered to potential investors in a Private Placement or other limited investment offering without first obtaining preclearance from Compliance. You must provide documentation describing the investment (e.g., offering memorandum, subscription documents, etc.) so as to enable Compliance to conduct a thorough review of the investment. Approval may be granted after a review of the facts and circumstances, including whether:

●	An investment in the securities is likely to result in future conflicts with Vanguard Client accounts.
●	You are being offered the opportunity due to your employment at, or association with, Vanguard.

If you receive approval to purchase Securities in a Private Placement, you must inform Compliance if that Security goes to public offer or is pending listing on an exchange.

To seek preclearance of a Private Placement, complete the Outside Business Activities Form via MCO.

Are there Securities transactions that I do not need to preclear?

Yes. You are not required to obtain preclearance for the following:

●	Purchases or sales of Vanguard Funds. Note: The purchase or sale of Vanguard ETFs require preclearance.
●	Purchases or sales where the person requesting preclearance has no direct or indirect influence or control over the Covered Security (e.g., you have a trust in your name but you are not the trustee who places the transaction, provided you have granted Investment Discretion to the trustee and there has been no prior communication between you and the trustee regarding the transaction).
●	Corporate actions in Covered Securities such as stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.
●	Purchases or sales made as a part of an Automatic Investment Program.
●	Purchases made upon the exercise of Rights by an issuer in proportion to all holders of a class of its Securities, to the extent such Rights were acquired for such issuer.
●	Acquisitions of Covered Securities through gifts or bequests.

Am I subject to restrictions on my personal trading in Covered Securities?

Yes. You may be subject to certain restrictions if you purchase or sell a Covered Security within seven days before or after a Vanguard Fund purchases or sells the same Covered Security or a Related Security (the "blackout period").

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If you purchase a Covered Security within seven days before a Vanguard Fund purchases the same Covered Security or a Related Security, you may be required to hold the Covered Security for 6 months before being permitted to sell the Covered Security for a profit.

If you sell a Covered Security within seven days before a Vanguard Fund sells the same Covered Security or a Related Security, you may be required to disgorge any profits earned from your sale of the Covered Security (exclusive of commissions) at a price higher than what the Vanguard Fund received for selling the Covered Security or a Related Security.

In general, you will not receive preclearance to purchase a Covered Security within seven days after a Vanguard Fund trades the same Covered Security or a Related Security. If you execute the transaction without receiving preclearance, you will have violated this Code and must immediately sell the Covered Security and disgorge all profits received from the sale to Vanguard (exclusive of commissions).

In general, you will not receive preclearance to sell a Covered Security within seven days after a Vanguard Fund trades the same Covered Security or a Related Security. If you execute the transaction without receiving preclearance, you will have violated the Code and must disgorge the difference (exclusive of commissions) between the sale price you received and the Vanguard Fund's sale price (as long as your sales price is higher), multiplied by the number of shares you sold.

In addition to these restrictions, local law may dictate the extent to which any gains must be relinquished.

For example on the above trade scenarios, refer to Code of Ethics Policy Q&A for more information.

Compliance may exempt from these restrictions trades during blackout periods that coincide with trading by certain Vanguard Funds (e.g., index funds).

Compliance may waive the blackout period as it applies to the sale of a Covered Security if the Chief Compliance Officer determines its application creates a significant hardship to you (e.g., you need cash for a home purchase or to cover a major medical expense) and, in the opinion of the Chief Compliance Officer, satisfies the requirements for a waiver in the "Waivers," Section below.

Request and complete a Hardship Waiver Request Form.

Refer to the Trading and Reporting Requirements for Investment Persons document for more information

Am I prohibited from engaging in certain Securities transactions?

Yes. You are prohibited from engaging in the following Securities transactions:

●	Futures and Options. You are prohibited from entering into, acquiring, or selling any Futures contract (including single stock futures) or any Option on any Covered Security (including Options on ETFs).
●	Initial Public Offerings and Secondary Offerings. You are prohibited from acquiring Securities in an Initial Public Offering or Secondary Offering.
●	Short-Selling. You are prohibited from selling short any Security that you do not own or from otherwise engaging in Short-Selling activities.

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●	Short-Term Trading. You are prohibited from purchasing and then selling any Covered Security or a Vanguard ETF at a profit, as well as selling and then repurchasing a Covered Security or a Vanguard ETF at a lower price within 60 calendar days. Gains are calculated based on last in, first out method for purposes of this restriction. If you realize profits on short-term trades, you will be required to relinquish the profits. In addition, the trade will be recorded as a violation of the Code. Example: You are not permitted to sell a security at $12 that you purchased within the prior 60 days for $10. Similarly, you are not permitted to purchase a security at $10 that you sold within the prior 60 days for $12.
●	Spread Bets. You are prohibited from participating in Spread Betting on Securities, indexes, interest rates, currencies, or commodities.

What happens if I make a "short-term trade" in a Vanguard Fund?

Compliance will monitor trading in Vanguard Funds, other than Vanguard ETFs, and will review situations where Vanguard Fund shares are redeemed within 30 calendar days of purchase (a "short-term trade"). You may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if Compliance determines the short-term trade was detrimental to a Vanguard Fund or a Vanguard Client or that there is a history of frequent trading by you or your Immediate Family Members. For purposes of this paragraph:

●	A redemption includes a redemption by any means, including an exchange out of a Vanguard Fund.
●	This policy does not cover purchases and redemptions/sales (i) into or out of Vanguard money market funds, Vanguard short-term bond funds, or (ii) through an Automatic Investment Program.

Nothing in this section is intended to replace, nullify, or modify any requirements imposed by a Vanguard Fund.

Note: This section applies to transactions in Vanguard Funds other than Vanguard ETFs (e.g., Vanguard mutual funds). As noted above, Investment Persons are prohibited from purchasing and then selling any Vanguard ETF at a profit, as well as selling and then repurchasing a Vanguard ETF at a lower price within 60 calendar days.

Are there any additional reporting requirements that apply to me?

In addition to the standard reporting requirements set forth in "What am I required to report?" above, you must also disclose the following:

●	Covered Accounts where you exercise Investment Discretion.
●	Accounts, 529 college savings plans and annuity or insurance products holding Vanguard Funds.

The information must be updated in MCO no later than ten calendar days after you become an Investment Person or joining Vanguard.

Quarterly Transactions Report - Within 30 days of quarter end, you must certify that all transactions effected in Covered Securities during the quarter have been recorded accurately in MCO. If there are no transactions in Covered Securities the report should state "None." You will not be required to certify if Compliance receives automated or duplicate confirmations and statements. Note: Compliance receives duplicate confirms and statements for all Vanguard accounts.

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Annual Holdings Report - Within 30 calendar days of receipt, you must certify that all Covered Accounts and Reportable Securities are recorded accurately in MCO.

If you are an Investment Person of Vanguard Investments Hong Kong, Limited (VIHK), the holdings disclosure requirement is semi-annual, including the provision of statements.

Refer to the Trading and Reporting Requirements for Investment Persons document for more information.

Verify and disclose all Covered Accounts and holdings in Reportable Securities via MCO.

Additional Trading Prohibitions and Reporting Requirements for Fund Access Persons

The requirements of this section are in addition to the requirements of "General Trading Prohibition and Reporting Requirements" Section and apply to all transactions or holdings in which a Fund Access Person has, or will acquire, Beneficial Ownership of Securities. To see if you are designated as a Fund Access Person, reference the Fund Access Persons Departments list. Note: this designation could apply to Crew Members or Contingent Workers.

Which Securities trades am I required to preclear?

You must obtain, for yourself and on behalf of your Immediate Family Members, preclearance for any transaction in a Covered Security.

By seeking preclearance, you will be deemed to be advising Compliance that you:

●	Do not possess any material, nonpublic information relating to the security.
●	Do not use knowledge of any proposed trade or investment program relating to the Vanguard Funds for personal benefit.
●	Believe the proposed trade is available to any market participant on the same terms.

Non-U.S. Fund Access Persons may be subject to additional restrictions. See "Additional Trading Prohibitions for Non-U.S. Crew Members" Section below.

Refer to the Trading and Reporting Requirements for Fund Access Persons document for more information.

How do I obtain preclearance?

You must receive preclearance through the MCO system or by contacting Compliance. Transactions in Covered Securities may not be executed before you receive approval. Same day limit orders are permitted; however, good 'til cancelled orders (such as limit orders that stay open over the course of multiple trading days until a security reaches a specified market price) are not permitted.

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Attempting to gain approval after the transaction has occurred is not permitted. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of the Code. See Penalties and Sanctions below for more information regarding the sanctions that may be imposed as a result of a violation.

Preclearance must be obtained via MCO. Once the required information is submitted, your preclearance request will be approved or denied immediately.

How long is my preclearance approval valid?

U.S: Preclearance approval will expire at the end of the trading day on which it is issued (e.g., if you receive approval for a trade on Monday, it is effective until the market closes on that Monday). Preclearance for limit orders is good for transactions on the same day that approval is granted only. If you receive approval for a limit order, it must be executed or expire at the close of regular trading on the same business day for which approval was granted. If you wish to execute the limit order after the close of regular trading on the day you received approval, you must submit a new preclearance request for the day you wish to execute the trade.

Non-U.S.: If you receive approval, transactions must be executed no later than the end of trading on the next business day after the preclearance is granted. If the transaction is not placed within that time, you must submit a new request for approval before placing the transaction. If you preclear a limit order, that limit order must either be executed or expire at the end of the next business day. If you want to execute the order after the next business day period expires, you must resubmit your preclearance request.

Am I required to obtain preclearance before investing in a Private Placement?

Yes. You cannot invest in securities offered to potential investors in a Private Placement or other limited investment offering without first obtaining preclearance from Compliance. You must provide documentation describing the investment (e.g., offering memorandum, subscription documents, etc.) so as to enable Compliance to conduct a thorough review of the investment. Approval may be granted after a review of the facts and circumstances, including whether:

●	An investment in the securities is likely to result in future conflicts with Vanguard Client accounts.
●	You are being offered the opportunity due to your employment at, or association with, Vanguard.

If you receive approval to purchase Securities in a Private Placement, you must inform Compliance if that Security goes to public offer or is pending listing on an exchange.

To seek preclearance of a Private Placement, complete the Outside Business Activities Form via MCO.

Are there Securities transactions that I do not need to preclear?

Yes. You are not required to obtain preclearance for the following:

●	Purchases or sales of Vanguard Funds.
●	Purchases or sales where the person requesting preclearance has no direct or indirect influence or control over the account (e.g., you have a trust in your name but you are not the trustee who places the transaction, provided you have granted Investment Discretion to the trustee and there has been no prior communication between you and the trustee regarding the transaction).
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●	Corporate actions in Covered Securities such as stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.
●	Purchases or sales made as a part of an Automatic Investment Program.
●	Purchases made upon the exercise of Rights by an issuer in proportion to all holders of a class of its Securities, to the extent, such Rights were acquired for such issuer.
●	Acquisitions of Covered Securities through gifts or bequests.

Am I subject to restrictions on my personal trading in Covered Securities?

Yes. You may be subject to certain restrictions if you purchase or sell a Covered Security within seven days before or after a Vanguard Fund purchases or sells the same Covered Security or a Related Security (the "blackout period").

If you purchase a Covered Security within seven days before a Vanguard Fund purchases the same Covered Security or a Related Security, you may be required to hold the Covered Security for 6 months before being permitted to sell the Covered Security for a profit.

If you sell a Covered Security within seven days before a Vanguard Fund sells the same Covered Security or a Related Security, you may be required to disgorge any profits earned from your sale of the Covered Security (exclusive of commissions) at a price higher than what the Vanguard Fund received for selling the Covered Security or a Related Security.

In general, you will not receive preclearance to purchase a Covered Security within seven days after a Vanguard Fund trades the same Covered Security or a Related Security. If you execute the transaction without receiving preclearance, you will have violated this Code and must immediately sell the Covered Security and disgorge all profits received from the sale to Vanguard (exclusive of commissions).

In general, you will not receive preclearance to sell a Covered Security within seven days after a Vanguard Fund trades the same Covered Security or a Related Security. If you execute the transaction without receiving preclearance, you will have violated the Code and must disgorge the difference (exclusive of commissions) between the sale price you received and the Vanguard Fund's sale price (as long as your sales price is higher), multiplied by the number of shares you sold.

For example on the above trade scenarios, refer to Code of Ethics Q&A for more information.

In addition to these restrictions, local law may dictate the extent to which any gains must be relinquished.

Compliance may exempt from these restrictions certain trades during blackout periods that coincide with trading by certain Vanguard Funds (e.g., index funds).

The blackout period will not apply to a Fund Access Person’s sale of any stock for which the market capitalization exceeds US$5 billion, provided that the total value of any sales of the Security by the Fund Access Person do not exceed US$10,000 in any 30-day rolling period. Sales of securities with market capitalizations below US$5 billion, or that exceed US$10,000 in any 30-day rolling period, will continue to be subject to the blackout periods unless Compliance grants a waiver.

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Compliance may waive the blackout period as it applies to the sale of a Covered Security if the Chief Compliance Officer determines its application creates a significant hardship to you (e.g., you need cash for a home purchase or to cover a major medical expense) and, in the opinion of the Chief Compliance Officer, satisfies the requirements for a waiver in "Waivers," Section below.

Request and complete a Hardship Waiver Request Form.

Refer to the Trading and Reporting Requirements for Fund Access Persons document for more information.

Am I prohibited from engaging in any Securities transactions?

Yes. You are prohibited from engaging in the following Securities transactions:

●	Futures and Options. You are prohibited from entering into, acquiring, or selling any Futures contract (including single stock futures) or any Option on any Security (including Options on ETFs).
●	Initial Public Offerings and Secondary Offerings. You are prohibited from acquiring Securities in an Initial Public Offering or Secondary Offering.
●	Short-Selling. You are prohibited from selling short any Security that you do not own or from otherwise engaging in Short-Selling activities.
●	Short-Term Trading. You are prohibited from purchasing and then selling any Covered Security at a profit, as well as selling and then repurchasing a Covered Security at a lower price within 60 calendar days. Gains are calculated based on last in, first out method for purposes of this restriction. If you realize profits on short-term trades, you will be required to relinquish the profits. In addition, the trade will be recorded as a violation of the Code. Example: You are not permitted to sell a security at $12 that you purchased within the prior 60 days for $10. Similarly, you are not permitted to purchase a security at $10 that you sold within the prior 60 days for $12.
●	Spread Bets. You are prohibited from participating in Spread Betting on Securities, indexes, interest rates, currencies, or commodities.

What happens if I make a "short-term trade" in a Vanguard Fund?

Compliance will monitor trading in Vanguard Funds, other than Vanguard ETFs, and will review situations where Vanguard Fund shares are redeemed within 30 calendar days of purchase (a "short-term trade"). You may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if Compliance determines the short-term trade was detrimental to a Vanguard Fund or a Vanguard Client or that there is a history of frequent trading by you or your Immediate Family Members. For purposes of this paragraph:

●	A redemption includes a redemption by any means, including an exchange out of a Vanguard Fund.
●	This policy does not cover purchases and redemptions/sales (i) into or out of Vanguard money market funds, Vanguard short-term bond funds, or (ii) through an Automatic Investment Program.

Nothing in this section is intended to replace, nullify, or modify any requirements imposed by a Vanguard Fund.

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Note: This section applies to transactions in Vanguard Funds other than Vanguard ETFs (e.g., Vanguard mutual funds).

Are there any additional reporting requirements that apply to me?

In addition to the standard reporting requirements set forth in "What am I required to report?" above, you must also disclose the following:

●	Covered Accounts where you exercise Investment Discretion.
●	Accounts, 529 college savings plans and annuity or insurance products holding Vanguard Funds.

The information must be updated in MCO no later than ten calendar days after you become a Fund Access Person or joining Vanguard.

Quarterly Transactions Report - Within 30 days of quarter end, you must certify that all transactions effected in Covered Securities during the quarter have been recorded accurately in MCO. If there are no transactions in Covered Securities the report should state "None." You will not be required to certify if Compliance receives automated or duplicate confirmations and statements. Note: Compliance receives duplicate confirms and statements for all Vanguard accounts.

Annual Holdings Report - Within 30 calendar days of receipt, you must certify that all Covered Accounts and Reportable Securities are recorded accurately in MCO.

If you are an Investment Person of Vanguard Investments Hong Kong, Limited (VIHK), the holdings disclosure requirement is semi-annual, including the provision of statements.

Refer to the Trading and Reporting Requirements for Fund Access Persons document for more information.

Verify and disclose all Covered Accounts and holdings in Reportable Securities via MCO.

Additional Trading Prohibitions and Reporting Requirements for VAI Access Persons

The requirements of this section are in addition to the requirements of "General Trading Prohibition and Reporting Requirements" Section and apply to all transactions or holdings in which a VAI Access Person has, or will acquire, Beneficial Ownership of Securities. To see if you are designated as a VAI Access Person, reference the VAI Access Person Departments list on CrewNet. Note: this designation could apply to Crew Members or Contingent Workers.

Refer to the Trading and Reporting Requirements for VAI Access Persons document for more information.

Am I required to preclear Security trades?

No. You are not required to preclear transactions in Covered Securities for you and your Immediate Family members.

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Am I required to obtain preclearance before investing in a Private Placement?

Yes. You cannot invest in securities offered to potential investors in a Private Placement or other limited investment offering without first obtaining preclearance from Compliance. You must provide documentation describing the investment (e.g., offering memorandum, subscription documents, etc.) so as to enable Compliance to conduct a thorough review of the investment. Approval may be granted after a review of the facts and circumstances, including whether:

●	An investment in the securities is likely to result in future conflicts with Vanguard Client accounts.
●	You are being offered the opportunity due to your employment at, or association with, Vanguard.

If you receive approval to purchase Securities in a Private Placement, you must inform Compliance if that Security goes to public offer or is pending listing on an exchange.

To seek preclearance of a Private Placement complete the Outside Business Activities Form via MCO.

Am I prohibited from engaging in any Securities transactions?

Yes. You are subject to the following restrictions with respect to any transaction in which you will acquire any direct or indirect Beneficial Ownership:

●	Initial Public Offerings and Secondary Offerings. You are prohibited from acquiring Securities in an Initial Public Offering or Secondary Offering.
●	Short-Selling. You are prohibited from selling short any Security that you do not own or from otherwise engaging in Short-Selling activities.
●	Short-Term Trading. You are prohibited from purchasing and then selling any Covered Security at a profit, as well as selling and then repurchasing a Covered Security at a lower price within 60 calendar days. A last-in-first-out accounting methodology will be applied to a series of Security purchases when applying this holding rule. If you realize profits on short-term trades, you will be required to relinquish the profits to The Vanguard Group Foundation (exclusive of commissions). In addition, the trade will be recorded as a violation of the Code.
●	Short-term trading on options. You may hold options on a Covered Security until you exercise the options or the options expire. However, you may not otherwise close any open positions within 60 calendar days. If you realize profits on such short-term trades, you must relinquish such profits to The Vanguard Group Foundation (exclusive of commissions). For example: you would not be permitted to sell a Covered Security at $12 that you purchased within the prior 60 days for $10. Similarly, you would not be permitted to purchase a Covered Security at $10 that you had sold within the prior 60 days for $12. Note: These types of transactions can have unintended consequences. For example, your call option could be assigned, causing the underlying Security to be called away within sixty (60) calendar days following the purchase of the Covered Security and will be recorded as a violation of the Code.

What happens if I make a "short-term trade" in a Vanguard Fund?

Compliance will monitor trading in Vanguard Funds, other than Vanguard ETFs, and will review situations where Vanguard Fund shares are redeemed within 30 calendar days of purchase (a "short-term trade"). You may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if Compliance determines the short-term trade was detrimental to a Vanguard Fund or a Vanguard Client or that there is a history of frequent trading by you or your Immediate Family Members. For purposes of this paragraph:

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●	A redemption includes a redemption by any means, including an exchange out of a Vanguard Fund.
●	This policy does not cover purchases and redemptions/sales (i) into or out of Vanguard money market funds, Vanguard short-term bond funds, or (ii) through an Automatic Investment Program.

Nothing in this section is intended to replace, nullify, or modify any requirements imposed by a Vanguard Fund.

Note: This section applies to transactions in Vanguard Funds other than Vanguard ETFs (e.g., Vanguard mutual funds).

Are there any additional reporting requirements that apply to me?

In addition to the standard reporting requirements set forth in "What am I required to report?" above, you must also disclose the following:

●	Covered Accounts where you exercise Investment Discretion.
●	Accounts, 529 college savings plans and annuity or insurance products holding Vanguard Funds.

The information must be updated in MCO no later than ten calendar days after you become a VAI Access Person or joining Vanguard.

Quarterly Transactions Report - Within 30 days of quarter end, you must certify that all transactions effected in Covered Securities during the quarter have been recorded accurately in MCO. If there are no transactions in Covered Securities the report should state "None." You will not be required to certify if Compliance receives automated or duplicate confirmations and statements. Note: Compliance receives duplicate confirms and statements for all Vanguard accounts.

Annual Holdings Report - Within 30 calendar days of receipt, you must certify that all Covered Accounts and Reportable Securities are recorded accurately in MCO.

Refer to the Trading and Reporting Requirements for VAI Access Persons document for more information.

Verify and disclose all Covered Accounts and holdings in Reportable Securities via MCO.

Additional Trading Prohibitions for Non-U.S. Crew Members

The requirements of this section are in addition to the requirements of "General Trading Prohibitions and Reporting Requirements" Section as well as the requirements of "Additional Trading and Reporting Requirements for Investment Persons," "Additional Trading Prohibitions and Reporting Requirements for Fund Access Persons," and "Additional Trading Prohibitions and Reporting Requirements for VAI Access Persons," Sections as applicable.

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What are the additional trading prohibitions?

There are additional trading requirements and restrictions for Crew Members in Australia as well as for Crew Members and Contingent Workers in Japan.

What are the Vanguard Fund reporting requirements in Australia?

You and your Immediate Family Members will be required to disclose Vanguard Fund accounts in MCO but are not required to report transactions in Vanguard Funds to the local Compliance Department. For monitoring purposes, the local Compliance Department will access their records via the transfer agency system maintained at VIA, as required.

Note: Trades in Vanguard ETFs are required to be reported, as these records are not held by VIA.

What are the additional trading restrictions for Japan?

Crew Members and Contingent Workers including their Immediate Family Members are prohibited from activities including, but not limited to engaging in margin transactions, Securities-related derivatives transactions, and specified OTC derivatives transactions on their own account.

What additional information is required to be reported for accounts with third party Investment Discretion?

If you or your Immediate Family Member have an arrangement in place with a third party to manage Securities on a discretionary basis, you must provide a copy of the Discretionary Agreement Approval request to Compliance in advance of effecting any transactions subject to the agreement.

Request and complete a Discretionary Agreement Approval Request Form.

Certification Requirements

What am I required to certify initially?

Initial Certification: Within 10 calendar days after joining Vanguard, you must certify to Compliance that you have read, understand, and will comply with all applicable requirements of the Code and Code-related policies.

What am I required to certify annually?

Annual Certification: Within 30 calendar days of receipt, you must certify that you have read, understand, and have and will continue to comply with all applicable requirements of the Code and Code-related policies.

Penalties and Sanctions

Any violations and potential violations of the Code will be investigated by Compliance or, if necessary, the Global Code of Ethics Committee. Once it has been determined that there was a violation, you will be subject to sanctions, as described below. Compliance will utilize a rolling 24-month period when evaluating whether to sanction a violation. The terms of the Disciplinary Action Policy will also apply.

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For violations involving a Contingent Worker, Compliance will consult with a local Human Resource contact (outside the U.S.) or Crew Relations Specialist (inside the U.S.) and the appropriate employer regarding disciplinary action.

How are violations administered by Compliance?

The sanctions program for non-material violations of the Code (e.g., late certification submissions, missed preclearance of a Covered Security, late in providing account confirms/statements, failure to observe the holding period requirements, etc.) and material violations will generally operate as follows:

The process for addressing non-material and material violations will include the following:

●	First non-material violation in a rolling 24-month period - Letter of Education. Compliance will send the applicable Crew Member, his or her direct manager, and Human Resources or Crew Relations a summary of the violation.
●	Second non-material violation in a rolling 24-month period - Letter of Caution. Compliance will send a letter of caution to the Crew Member and his or her direct manager for both parties to sign and return to Compliance. Compliance will have the direct manager add a first written warning to Workday. Compliance also will notify the Chief Compliance Officer, the Crew Member’s direct officer, and Human Resources or Crew Relations.
●	Third non-material violation in a rolling 24-month period - Letter of Violation. Compliance will report the violation to the Global Code of Ethics Committee, which will impose an appropriate sanction (e.g., final written warning) if warranted.
●	Material violation. Compliance will report the material violation to the Global Code of Ethics Committee, which will impose an appropriate sanction (e.g., final written warning, termination, etc.) in its discretion.

Prior to imposing a sanction or violation for any second, third, or material violation for crew or contingent workers outside the U.S., Compliance will engage Human Resources to ensure that local employment policies/procedures have been appropriately considered.

How is an appropriate sanction determined?

In addition to the foregoing, Compliance may, as authorized by the Chief Compliance Officer and in consultation with the appropriate local Human Resource contact (outside the U.S.) or Crew Relations Specialist (inside the U.S.), impose sanctions for violations of the Code that are considered to be necessary and appropriate under the circumstances and in the best interests of Vanguard and Vanguard Clients.

As mentioned above, certain violations will be reported to the Global Code of Ethics Committee, which will impose sanctions in its discretion. These sanctions, subject to local laws, may include, but are not limited to, one or more of the following: personal trading suspension, profit disgorgement, negative adjustment to performance review and compensation, final written warning, termination of employment or referral to civil or criminal authorities, or any other sanction as may be determined by the Global Code of Ethics Committee in its discretion.

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How is the materiality of a violation determined?

Compliance and/or the Committee will consider a variety of factors including, but not limited to, whether there was a violation of law, the frequency of violations, and the monetary value of the violation in question, violations that impact a Vanguard Client, or violations that are egregious, malicious, or repetitive in nature.

Any violation of the Code by a Contingent Worker will be reported to his or her employer.

What are my obligations to report a violation?

You are required to immediately report a violation of the Code to the local Compliance Department once you become aware of a violation.

Waivers

The Chief Compliance Officer may grant exceptions to this Code, including preclearance, other trading restrictions, and certain reporting requirements on a case-by-case basis if it is determined that (1) the proposed conduct involves no opportunity for abuse, (2) the proposed conduct does not conflict with Vanguard’s interests, and (3) not granting an exception would result in an unfair or unjust outcome.

The Chief Compliance Officer may waive the applicability of the Code for a Contingent Worker if the Code's requirements are covered through the applicable service provider's contract with Vanguard.

Definitions

The following definitions apply throughout the Code.

Term	Definition
Access Person	Any person designated as an Investment Person, Fund Access Person, or VAI Access Person.
American Depository Receipts (ADRs)	A receipt that represents a specific number of shares of a foreign-based corporation held by a U.S. bank and entitles the holder to all dividends and capital gains. Through ADRs, investors can gain exposure to securities of foreign-based companies while investing in the U.S. instead of in foreign markets.
Associated Persons	Any person who conducts securities business on behalf of the Vanguard Marketing Corporation (VMC). This includes all FINRA-licensed Contingent Workers, as well as non-licensed Contingent Workers who perform certain operational and administrative functions for VMC.

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Automatic Investment Program	A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) Investment accounts, according to a predetermined schedule and allocation. An Automatic Investment Program includes a dividend reinvestment plan.
Bankers' Acceptance	A time draft drawn on a commercial bank by a borrower usually in connection with an international commercial transaction. Bankers’ acceptances are usually guaranteed by the bank.
Beneficial Ownership

The opportunity to directly or indirectly—through any contract, arrangement, understanding, relationship, or otherwise—share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security. You are deemed to have Beneficial Ownership in the following:

●  Any Security owned individually by you.

●  Any Security owned by an Immediate Family Member.

●  Any Security owned in joint tenancy, as tenants in common, or in other joint ownership arrangements.

●  Any Security in which an Immediate Family Member has Beneficial Ownership if the Security is held in a Covered Account over which you have decision making authority (for example, you act as a trustee, executor, or guardian or you provide Investment advice).

●  Your interest as a general partner or manager/member in Securities held by a general or limited partnership or limited liability company.

●  Your interest as a member of an Investment club or an organization that is formed for the purpose of investing in a pool of monies or Securities.

●  Your ownership of Securities as a trustee of a trust in which either you or an Immediate Family Member has a vested interest in the principal or income of the trust or your ownership of a vested interest in a trust.

●  Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Bond	A debt obligation issued by a corporation, government, or government agency that entails repayment of the principal amount of the obligation at a future date, usually with interest.
Bribery	The act of making an illegal payment from one party to another, usually in return for a legal or financial favor.

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Brokerage Account	Any account where you can transact in Securities, including Automatic Investment Programs, employee stock purchase programs, and employee stock option programs.
Certificate of Deposit (CD)	An insured, interest-bearing deposit at a bank that requires the depositor to keep the money invested for a specified period.
Closed-End Fund	A fund that offers a fixed number of shares. The fixed number of shares outstanding are offered during an initial subscription period, similar to an initial public offering. After the subscription period is closed, the shares are traded on an exchange between investors, like a stock.
Commercial Paper	A promissory note issued by a large company in need of short-term financing.
Contingent Workers

A Contingent Worker is a broad term that refers to any person providing services to Vanguard who Vanguard has not designated as a Crew Member.

Contingent Workers generally include individuals performing services for or on behalf of Vanguard through staffing firms, consulting firms, service providers, and as independent contractors, other than those who work for an independent organization with expertise in a specific function that is peripheral to Vanguard's core business (e.g., security, landscaping, and food services).

Note: Compliance may waive the applicability of the Code for a Contingent Worker if Compliance deems the Code's requirements are covered through their service provider’s contract with Vanguard.

Contract for Difference (CFD)	A contract between two parties, typically described as buyer and seller, stipulating that the seller will pay the difference between the current value of an asset and its value at contract time. (If the difference is negative, then the buyer pays instead of the seller.)
Corporate Action	A corporate action is any activity by an issuer that can change its shareholders’ ownership. Examples include mergers, stock splits, dividends, Rights issues, etc.
Covered Account	A Vanguard Fund account, a Brokerage Account, and any other type of account that holds, or is capable of holding, Reportable Securities.

Covered Security	Any Security, other than (i) Direct Obligations of a Government; (ii) Bankers' Acceptances, Certificates of Deposit (CD), Commercial Paper, and High-Quality Short-Term Debt Instruments, including Repurchase Agreements; (iii) shares issued by Open-End Funds (although for European subsidiaries, this is limited to UCITS schemes, a non-UCITS retail scheme, or another fund subject to supervision under the law of an European Economic Area (EEA) state which is an index fund or which requires an equivalent level of risk spreading in their assets); (iv) life policies; (v) exchange-traded funds and exchange-traded notes, and (vi) Digital Security Tokens.
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Crew Member	All employees, officers, directors, and trustees of Vanguard or a Vanguard Fund.
Crowdfunding	The use of small amounts of capital from a large number of individuals to finance a new business venture. This is an evolving method of raising capital, typically done through the Internet.
Crypto Mining	The act of running or facilitating any computational process for purposes of receiving compensation in the form of a Digital Currency, Digital Utility Token, or Digital Security Token. Crypto Mining may be done either directly or indirectly. Indirect Crypto Mining involves any investment or participation in a venture that engages in direct Crypto Mining.
Debenture	An unsecured debt obligation backed only by the general credit of the borrower.
Direct Obligations of a Government	A debt that is backed by the full taxing power of any government. These Securities are generally considered to be of the very highest quality.
Digital Currency	A digital asset that: (1) serves solely as a store of value, a medium of exchange, or a unit of account; (2) is not issued or guaranteed by any jurisdiction, central bank, or public authority,; (3) relies on algorithmic techniques to regulate the generation of new units of the digital asset; and (4) has transactions involving the digital asset recorded on a decentralized network or distributed ledger (e.g., blockchain). A Digital Currency is distinguishable from a Digital Security Token or a Digital Utility Token.
Digital Utility Token	A digital asset that (1) provides access to a particular network, product, or service; (2) derives its value primarily from providing access to a particular network, product, or service; and (3) does not function as a Digital Currency or Digital Security Token.
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Digital Security Token

Any digital asset that is not a Digital Currency or Digital Utility Token. In general, a Digital Security Token may: (1) derive its value primarily from, or represent an interest in a separate asset or pool of assets; or (2) represent an interest an enterprise or venture. A Digital Security Token may provide owners or holders with voting rights, rights to distributions, or other rights associated with ownership. Digital Security Tokens are generally held for speculative investment purposes and not to provide holders with access to a particular network, product, or service. Digital Security Tokens, like other investments, are generally not used as a medium of exchange.

Note: Whether or not an asset is a Digital Security Token depends on specific facts and circumstances. Merely referring to an asset as a Digital Currency or Digital Utility Token does not prevent the asset from being a Digital Security Token. Furthermore, an asset may be a Digital Security Token even if it has some purported utility. Please contact Compliance if you have any questions regarding whether an asset is a Digital Security Token.

Evidence of Indebtedness	Written agreements for enforceable obligations to pay money.
Exchange-Traded Fund (ETF)	An investment with characteristics of both mutual funds and individual stocks. Many ETFs track an index, a commodity, or a basket of assets. Unlike mutual funds, ETFs can be traded throughout the day. ETFs often have lower expense ratios but must be purchased and sold through a broker, which means you may incur commissions.
Exchange-Traded Note (ETN)	A senior, unsecured, unsubordinated debt Security issued by a financial institution, whose returns are based on the performance of an underlying index and backed only by the credit of the issuer. ETNs have a maturity date, but typically pay no periodic coupon interest and offer no principal protection. At maturity an ETN investor receives a cash payment linked to the performance of the corresponding index, less fees.
Fund Access Person	Any officer (other than officers designated as an Investment Person), director, or trustee of Vanguard or a Vanguard Fund, excluding Independent Directors and Trustees; or anyone who has access to nonpublic information regarding a Vanguard Fund's impending purchases or sales of Securities, or nonpublic information regarding the portfolio holdings of any Vanguard Fund. For anyone not an officer, Compliance designates Fund Access Persons individually or by department number. For a list of Fund Access Person departments, please see the Fund Access Person Departments list on CrewNet.
Futures/Futures Contract	A contract to buy or sell specific amounts of a commodity or financial instrument (such as grain, a currency, including foreign currencies and Digital Currencies (e.g., Bitcoin), or an index) for an agreed-upon price at a certain time in the future. Sometimes the arrangements in a contract prescribe that settlements are made through cash payments, rather than the delivery of physical goods or Securities; this is called Contract for Difference.
High-Quality Short-Term Debt Instrument	An instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest ratings categories by a nationally recognized statistical rating organization, or an instrument that is unrated but determined by Vanguard to be of comparable quality.

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Immediate Family Members	Your spouse, domestic partner (an unrelated adult with whom you share your home and contribute to each other's support), and minor children.

For U.K. Crew Members, this also includes relatives whether by blood, adoption, or marriage (e.g., children, grandchildren, siblings, parents, parents-in-law, stepchildren) residing in the same household for at least one year prior to the date of the personal transaction.
Initial Coin Offering (ICO)	An initial offer or sale of a Digital Security Token.

Note: Whether or not an offering is an ICO depends on specific facts and circumstances. Please contact Compliance before participating in an initial offering of a Digital Currency or Digital Utility Token.
Initial Public Offering (IPO)	A corporation's first offering of common stock to the public.
Independent Directors and Trustees	Any director or trustee who is not an "interested person" of a Vanguard Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.
Investment	A monetary asset purchased with the idea that the asset will provide income in the future or appreciate and be sold at a higher price.
Investment Contract	Any contract, transaction, or scheme whereby a person invests money in a common enterprise and is led to expect profits solely from the efforts of the promoter or third party.
Investment Discretion	The authority an individual may exercise, with respect to investment control or trading discretion, on another person's account (e.g., executor, trustee, power of attorney).
Investment Person	Anyone who, in connection with his or her regular functions or duties, makes or participates in making any recommendations regarding the purchase or sale of Securities by a Vanguard Fund; and anyone designated by Compliance including, but not limited to, those who obtain nonpublic information concerning recommendations made to a Vanguard Fund. Compliance will designate Investment Persons individually or by department number. For a list of Investment Persons departments, please see the Investment Persons Departmentslist on CrewNet.
Managed Account	A Managed Account is an investment account that is owned by an investor and overseen by a hired professional money manager. The investor has no trading discretion on the account.
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Managed Services Workers	A Contingent Worker who provides services to Vanguard and who is employed by an independent organization with expertise in a specific function that is peripheral to Vanguard’s core business (e.g., security, landscaping, and food services).
Money Market Fund	A type of mutual fund that invests in short-term debt securities with the purpose of providing liquidity and interest at a low risk to shareholders. Money market funds generally seek to maintain a stable net asset value of $1.00 per share.
MyComplianceOffice (MCO)	MyComplianceOffice (MCO) is a third-party web based application that allows Crew and Contingent Workers to report and update certain information, as required by the Code.
Non-Access Person	Anyone who has not been designated as either an Investment Person, a Fund Access Person, or a Vanguard Advisers, Inc. Access Person.
Note	A financial security that generally has a longer term than a bill, but a shorter term than a Bond. However, the duration of a note can vary significantly and may not always fall neatly into this categorization. Notes are similar to Bonds in that they are sold at, above, or below face (par) value; make regular interest payments; and have a specified term until maturity.
Open-End Fund	A mutual fund that has an unlimited number of shares available for purchase.
Option	The right, but not the obligation, to buy (for a call option) or sell (for a put option) a specific amount of a given stock, commodity, currency, including foreign currencies and Digital Currencies (e.g., Bitcoin), index, or debt, at a specified price (the strike price) during a specified period or on one particular date.
Private Placement	A Security that is not registered or required to be registered under the U.S. federal securities laws. Private Placements are generally sold to a relatively small number of select investors (as opposed to a public issue, in which Securities are made available for sale on the open market) in order to raise capital. Private Placements may include, among others, interests in hedge funds (including limited partnership interests) and shares of private companies. Investors in Private Placements are usually banks, mutual funds, insurance companies, pension funds, edge funds, and high net worth individuals. Private Placements are typically held or maintained outside of Vanguard.
Private Securities Transaction	The acquisition, purchase, sale, or disposition of a Private Placement.
Real Estate Investment Trust (REIT)	A publicly traded company that invests in real estate and distributes almost all of its taxable income to shareholders. REITs often specialize in a particular kind of property. They can, for example, invest in real estate such as office buildings, shopping centers, or hotels; purchase real estate (an equity REIT); and provide loans to building developers (a mortgage REIT). REITs offer the opportunity for smaller investors to invest in real estate.
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Related Security	Any Security or instrument that provides economic exposure to the same company or entity—provided, however, that equity instruments will generally not be considered related to fixed income instruments (other than convertible Bonds) and vice versa. For example, all of the following instruments would be related to the common Stock of Company X: Options, Futures, Rights, and Warrants on Company X common Stock; preferred Stock issued by Company X; and Bonds convertible into Company X common Stock. Similarly, different Bonds issued by Company X would be related to one another.
Reportable Securities	Any Covered Security (as defined above), ETFs, ETNs, and Digital Security Tokens.
Repurchase Agreement	An arrangement by which the seller of an asset agrees, at the time of the sale, to buy back the asset at a specific price and, typically, on a given date (normally the next day).
Rights	A Security giving stockholders entitlement to purchase new shares issued by the corporation issuer at a predetermined price (normally at a discount to the current market price) in proportion to the number of shares already owned. Rights are issued only for a short period of time, after which they expire.
Security	Any Stock, Bond, money market instrument, Note, evidence of indebtedness, Debenture, Warrant, Option, Right, Investment Contract, ETF, ETN, or any other Investment or interest commonly known as a Security.
Secondary Offering	The sale of new or closely held shares by a company that has already made an Initial Public Offering.
Short-Selling	The sale of a Security that the investor does not own to take advantage of an anticipated decline in the price of the Security. To sell short, the investor must borrow the Security from a broker to make delivery to the buyer.
Spread-Betting	A way of trading that enables you to profit from movements in a wide range of markets from Shares to currencies, including foreign currencies and Digital Currencies (e.g., Bitcoin), commodities, and interest rates. Spread betting allows you to trade on whether the price quoted for these financial instruments will go up or down.
Stock	A Security that represents part ownership, or equity, in a corporation. Each share of stock is a proportional stake in the corporation's assets and profits, some of which could be paid out as dividends.
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Undertakings For The Collective Investment Of Transferable Securities (UCITS)	A regulatory framework of the European Commission that creates a harmonized regime throughout Europe for the management and sale of mutual funds. UCITS funds can be registered in Europe and sold to investors worldwide using unified regulatory and investor protection requirements.
Unit Investment Trust (UIT)	An SEC-registered Investment company that purchases a fixed, unmanaged portfolio of income-producing Securities and then sells shares in the trust to investors, usually in units of at least $1,000.
Vanguard	The Vanguard Group, Inc. (VGI) and any Vanguard Affiliate.
Vanguard Advisers, Inc. (VAI) Access Person	Any VAI officer, as well as anyone who is involved in making Securities recommendations to VAI clients, or has significant levels of interaction or dealings with VAI clients for the purposes of providing VAI services to clients. Compliance will designate VAI Access Persons individually or by department number. For a list of VAI Access Person departments, please see the VAI Access Person Departments list on CrewNet.
Vanguard Affiliates	Any direct or indirect subsidiary of VGI.
Vanguard Clients	The clients of VGI, or any of the International Subsidiaries, and investors in the Vanguard Funds, including the Vanguard Funds themselves.
Vanguard ETFs	Exchange-traded funds (ETFs) sponsored or managed by Vanguard. Vanugard ETFs issue shares that can be bought or sold throughout the day in the secondary market at a market-determined price. A Vanguard ETF may operate as a share class of a Vanguard Fund or as a standalone investment pool.
Vanguard Funds	Vanguard mutual funds, Vanguard ETFs, and any other accounts sponsored or managed by Vanguard. This includes, but is not limited to, separately managed accounts and collective trusts.
Vanguard Officers	Those Vanguard Crew Members at a Principal level position or higher.
Warrant	An entitlement to purchase a certain amount of common Stock at a set price (usually higher than the current price) during an extended period of time. Usually issued with a fixed-income security to enhance its marketability, a Warrant can be transferred, traded, or exercised by the holder.

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